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                                                                  Exhibit 99.01

                                 March 13, 1998

Board of Directors
Pollo Tropical, Inc.
7300 North Kendall Drive
8th Floor
Miami, Florida  33156

Gentlemen:

         Thank you for meeting with me last Friday afternoon. I have had an opportunity to consider your response and to take into account your views regarding my original proposal.

         In light of your response, I am pleased to make a revised proposal, on behalf of myself, Molly Harris and W. Carl Drew, to acquire all of the outstanding shares of common stock of Pollo Tropical, Inc. (the "Company") not currently owned by us (the "Remaining Shares"). The transaction would be structured as a cash merger in which each holder of Remaining Shares would receive $10.00 per share.

         We believe that such a transaction would result in substantial benefits to the Company and the holders of the Remaining Shares and would provide the holders of the Remaining Shares with the opportunity to realize a fair and generous cash value for their shares. The offer price of $10.00 per Remaining Share represents a premium of approximately 26% over the closing sale price of the Company's common stock on March 12, 1998, and a premium of approximately 42% over the closing sale price of the Company's common stock three months ago on December 12, 1997.

         Such a transaction would permit the holders of the Remaining Shares to obtain at an attractive premium liquidity which is not normally available to them in light of the thinly traded market for the Company's common stock. Indeed, the price of $10.00 per share is higher than the trading price of the Company's common stock in connection with any trade in well over three years.

         We also believe that the acquisition can be structured to accommodate and promote the interests of the Company's employees and customers, and we would intend to seek to keep the Company's current management team in place.

         This proposal is subject, among other things, to the following conditions:

                  1. the execution of a definitive Merger Agreement with the Company containing representations, covenants, conditions and other terms usual for transactions of this type,


                  2. approval of the transaction by a Special Committee of the Board of Directors of the Company, the Board of Directors of the Company and the Company's shareholders,